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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                 SCHEDULE 13E-4

                         Issuer Tender Offer Statement
     (Pursuant to Section 13(e)(1) of the Securities Exchange Act of 1934)
                               FORD MOTOR COMPANY
                              (Name of the Issuer)
                               ------------------
                       FORD MOTOR COMPANY CAPITAL TRUST I
                      (Name of Person(s) Filing Statement)
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                 SERIES B DEPOSITARY SHARES, EACH REPRESENTING
           1/2,000 OF A SHARE OF SERIES B CUMULATIVE PREFERRED STOCK
                         (Title of Class of Securities)
                                  345370 40 7
                     (CUSIP Number of Class of Securities)

                                J. M. RINTAMAKI
                               FORD MOTOR COMPANY
                               THE AMERICAN ROAD
                            DEARBORN, MICHIGAN 48121
                                 (313) 322-3000
  (Name, Address and Telephone Number of Person Authorized to Receive Notices
            and Communications on Behalf of Person Filing Statement)
                               ------------------
                Please Address a Copy of All Communications to:
                               ARBIE R. THALACKER
                              SHEARMAN & STERLING
                               599 LEXINGTON AVE.
                            NEW YORK, NEW YORK 10022
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                                NOVEMBER 3, 1995
     (Date Tender Offer First Published, Sent or Given to Security Holders)
                               ------------------

                           CALCULATION OF FILING FEE
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TRANSACTION VALUATION:  *$1,206,987,500       AMOUNT OF FILING FEE:  $241,397.50
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/X/ Check box if any part of the fee is offset as provided by Rule 0-11(a)(2)
    and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:  $421,011.57
Form or Registration Nos.: S-4 (Registration Nos. 33-62761 and 33-62761-01) Filing Parties: Ford Motor Company and Ford Motor Company Capital Trust I.
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* For purposes of calculating the filing fee pursuant to Rule 0-11 of the
  Securities Exchange Act of 1934, as amended, the market value of the Series B Depositary Shares, each representing 1/2,000 of a Share of Series B Cumulative Preferred Stock (the "Depositary Shares") proposed to be acquired was determined by multiplying $27.0625 (the average of the high and low reported prices of the Depositary Shares on the New York Stock Exchange on November 2, 1995 by 44,600,000 (the number of Depositary Shares which Ford Motor Company Capital Trust I has offered to acquire).
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     This Issuer Tender Offer Statement (the "Statement") is being filed with the Securities and Exchange Commission (the "Commission") by Ford Motor Company Capital Trust I in connection with the filing under the Securities Act of 1933, as amended, of a registration statement on Form S-4 (the "Registration Statement") regarding an offer (the "Offer") to holders of Series B Depositary Shares, each representing 1/2,000 of a share of Series B Cumulative Preferred Stock (the "Depositary Shares") of Ford Motor Company ("Ford"). A copy of the Prospectus dated November 3, 1995 (the "Prospectus") contained in the Registration Statement (Registration Nos. 33-62761 and 33-62761-01) declared effective by the Commission on November 2, 1995 is incorporated herein by reference as Exhibit 99.A. Pursuant to General Instruction B to Schedule 13E-4, certain information contained in the Prospectus is hereby incorporated by reference in answer to items of this Statement.

     References to the Prospectus are identified by the captions set forth in the Prospectus. Where substantially identical information required by Schedule 13E-4 is included under more than one caption, reference is made to only one caption of the Prospectus.

ITEM 1. SECURITY AND ISSUER.

          (a) The name of the issuer is Ford Motor Company. The address of its principal executive office is The American Road, Dearborn, Michigan 48121.

          (b) The exact title of the class of securities being sought is Series B Depositary Shares, each representing 1/2,000 of a share of Series B Cumulative Preferred Stock, of Ford Motor Company. Reference is made to "Prospectus Summary" and "The Offer -- Terms of the Offer" and "-- Conditions to the Offer" in the Prospectus, which are incorporated herein by reference. No Depositary Shares are to be acquired from any officer, director or affiliate of Ford Motor Company.

          (c) Reference is made to "Price Range of Depositary Shares" in the Prospectus, which is incorporated herein by reference.

          (d) The name of the person filing this statement is Ford Motor Company Capital Trust I (the "Trust"), a newly organized statutory business trust organized under the laws of the State of Delaware. The address of its principal office is c/o Ford Motor Company, The American Road, Dearborn, Michigan 48121. The Trust has been organized by Ford for the purpose of effecting the Offer. Reference is made to "Prospectus Summary" and "Ford Motor Company Capital Trust I" in the Prospectus, which are incorporated herein by reference.

ITEM 2. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

          (a) and (b) Reference is made to "The Offer -- Terms of the Offer", "Description of the Preferred Securities", "Description of the Preferred Securities Guarantee", "Description of the Junior Subordinated Debentures" and "Relationship Between the Preferred Securities, the Junior Subordinated Debentures and the Preferred Securities Guarantee" in the Prospectus, which are incorporated herein by reference.

ITEM 3. PURPOSE OF THE TENDER OFFER AND PLANS OR PROPOSALS OF THE ISSUER OR AFFILIATE.

     Reference is made to "The Offer -- Purpose of the Offer" and "-- Terms of the Offer" in the Prospectus, which are incorporated herein by reference. Depositary Shares acquired pursuant to the Offer will be delivered to Ford and will be retired. See "Description of the Series B Preferred and Depositary Shares" in the Prospectus, which is incorporated herein by reference.

          (a) Ford may acquire various Ford securities from time to time in the future and expects to issue various Ford securities from time to time, in each case for general or special corporate purposes.

          (b)-(c) Reference is made to "Financial Review of Ford and Recent Developments" in the Prospectus, which is incorporated herein by reference.

          (d) None.

          (e) Reference is made to "Capitalization" in the Prospectus, which is incorporated herein by reference.

          (f)-(j) None.

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ITEM 4. INTEREST IN SECURITIES OF THE ISSUER.

     None.

ITEM 5. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE ISSUER'S SECURITIES.

     None.

ITEM 6. PERSONS RETAINED, EMPLOYED OR TO BE COMPENSATED.

     Reference is made to "The Offer -- Exchange Agent and Information Agent", "-- Dealer Managers; Soliciting Dealers" and "Fees and Expenses; Transfer Taxes" in the Prospectus, which are incorporated herein by reference.

ITEM 7. FINANCIAL INFORMATION.

        (a) Reference is made to "Capitalization", "Selected Financial Data and Other Data of Ford", "Ratio of Earnings to Fixed Charges" and "Incorporation of Certain Documents by Reference" in the Prospectus, which are incorporated herein by reference.

        (b) Inapplicable.

ITEM 8. ADDITIONAL INFORMATION.

        (a) None.

        (b) There are no applicable regulatory requirements which must be complied with or approvals which must be obtained in connection with the Offer other than compliance with the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder including, without limitation, Rule 13e-4 promulgated thereunder, the Trust Indenture Act of 1939, as amended, and the requirements of state securities or "blue sky" laws.

        (c) Inapplicable.

        (d) None.

        (e) None.

ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.

        (a) Prospectus dated November 3, 1995 (Exhibit 99.A); Press Releases issued by the Company on September 19, 1995 and November 3, 1995 (Exhibit 99.B); Form of Newspaper Announcement (Exhibit 99.C); Form of Letter of Transmittal (Exhibit 99.D); Form of Letter to Clients (Exhibit 99.E); Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (Exhibit 99.F); Form of Notice of Guaranteed Delivery (Exhibit 99.G); Form of Ford Letter to Holders of 8.25% Preferred Stock, Series B (Exhibit 99.H); Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (Exhibit 99.I); and Questions and Answers Regarding Preferred Securities (Exhibit 99.J).

        (b) Indenture dated as of December 1, 1995 between Ford and The Bank of New York, as Trustee (Exhibit 99.K), First Supplemental Indenture dated as of December 1, 1995 (Exhibit 99.L) and Guarantee Agreement of Ford (Exhibit 99.M).

        (c) None.

        (d) Tax Opinion of Dennis E. Ross (Exhibit 99.N).

        (e) The Prospectus is included in (a) above.

        (f) Form of Dealer Manager Internal Marketing Memorandum (Exhibit
     99.O).

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                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 3, 1995

                                        FORD MOTOR COMPANY CAPITAL TRUST I

                                        By: Ford Motor Company,
                                            as Sponsor

                                           By /s/ J. M. RINTAMAKI
                                             -----------------------------------
                                             Name: J. M. Rintamaki
                                             Title:  Secretary

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                               INDEX TO EXHIBITS

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                                                                                      PAGE IN
                                                                                   SEQUENTIALLY
EXHIBIT                                   DESCRIPTION                              NUMBERED COPY
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
99.A        Prospectus dated November 3, 1995 (incorporated by reference to Form
            S-4, Registration Nos. 33-62761 and 33-62761-01).......................

99.B        Press Releases issued by the Company on September 19, 1995 and November
            3, 1995................................................................

99.C        Form of Newspaper Announcement (incorporated by reference to Exhibit
            99.7 to Form S-4, Registration Nos. 33-62761 and 33-62761-01)..........

99.D        Form of Letter of Transmittal (incorporated by reference to Exhibit
            99.1 to Form S-4, Registration Nos. 33-62761 and 33-62761-01)..........

99.E        Form of Letter to Clients (incorporated by reference to Exhibit 99.4 to
            Form S-4, Registration Nos. 33-62761 and 33-62761-01)..................

99.F        Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies
            and Other Nominees (incorporated by reference to Exhibit 99.3 to Form
            S-4, Registration Nos. 33-62761 and 33-62761-01).......................

99.G        Form of Notice of Guaranteed Delivery (incorporated by reference to
            Exhibit 99.2 to Form S-4, Registration Nos. 33-62761 and
            33-62761-01)...........................................................

99.H        Form of Ford Letter to Holders of 8.25% Preferred Stock, Series B
            (incorporated by reference to Exhibit 99.8 to Form S-4, Registration
            Nos. 33-62761 and 33-62761-01).........................................

99.I        Guidelines for Certification of Taxpayer Identification Number on
            Substitute Form W-9....................................................

99.J        Questions and Answers Regarding Preferred Securities (incorporated by reference to Exhibit 99.9 to Form S-4, Registration Nos. 33-62761 and
            33-62761-01)...........................................................

99.K        Form of Indenture dated as of December 1, 1995 between Ford and The
            Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 to Form S-4, Registration Nos. 33-62761 and 33-62761-01)...............

99.L        Form of First Supplemental Indenture dated as of December 1, 1995 between Ford and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.2 to Form S-4, Registration Nos. 33-62761 and
            33-62761-01)...........................................................

99.M        Form of Guarantee Agreement dated as of December 8, 1995 of Ford
            (incorporated by reference to Exhibit 4.8 to Form S-4, Registration
            Nos. 33-62761 and 33-62761-01).........................................

99.N        Tax Opinion of Dennis E. Ross (incorporated by reference to Exhibit 8 to Form S-4, Registration Nos. 33-62761 and 33-62761-01)...............

99.O        Form of Dealer Manager Internal Marketing Memorandum...................

99.P        Power of Attorney for Ford Motor Company, as sponsor, to sign this
            Statement on behalf of Ford Motor Company Capital Trust I (incorporated by reference to Exhibit 24.2 (included in Exhibit 4.3) to Form S-4,
            Registration Nos. 33-62761 and 33-62761-01)............................
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